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                         January 12, 2024

       Jeff Cote
       Chief Executive Officer and President
       Sensata Technologies Holding plc
       529 Pleasant Street
       Attleboro, MA 02703

                                                        Re: Sensata
Technologies Holding plc
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 13,
2023
                                                            File No. 001-34652

       Dear Jeff Cote:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program